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                 October 13, 2022

       Willie C. Chiang
       Chief Executive Officer
       Plains All American Pipeline, L.P.
       333 Clay Street
       Suite 1600
       Houston, TX 77002

                                                        Re: PLAINS ALL AMERICAN
PIPELINE LP
                                                            Registration
Statement on Form S-3
                                                            Filed October 4,
2022
                                                            File No. 333-267725

       Dear Willie C. Chiang:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

              Please contact Arthur Tornabene-Zalas at (202) 551-3162 or Kevin Dougherty, Staff
       Attorney, at (202) 551-3271 with any questions.




                 Sincerely,


                 Division of Corporation Finance

                 Office of Energy & Transportation
       cc:                                              David Oelman, Esq.